Exhibit 99.3

Inventory Control and Advisory Systems Business Summary

Retail marijuana is arguably the fastest growing segment of the cannabis industry. National monthly sales numbers seem to demonstrate, average year-over-year increases of over 100% for some years following legalization.  However, cannabis retailers still face hurdles finding working capital due to the federal regulation of cannabis as a Schedule I drug.  This lack of capital results in a potential market disruption opportunity.  Because businesses have not had financial resources to develop their own effective business solutions of various kinds, they represent potential “soft targets” for Ga-Du software and enterprise processes for inventory control and other services.  ESSI, through its acquisition of Ga-Du Corporation, will make available its Ga-Du solutions, advisory services, and inventory control systems (from raw materials to finished product) directly to licensed retail businesses, as well as work-flow analysis and management. Ga-Du has an experienced retail management team which has put in place similar as well as other services systems and processes for inventory acquisition and control.   These systems and processes can be licensed to regulate marijuana retail businesses potentially, allowing the retail business to focus on the customer experience while letting ESSI provide the backend technology and systems. The Ga-Du Management team believes that combining the business customer network of ESSI with the technology and systems that Ga-Du has assembled, in a manner that can allow retail businesses rapid access to cutting-edge technology and retail-marijuana-specific inventory control solutions, may provide ESSI with an edge in the rapidly expanding area of cannabis advisory/business services.